================================================================================
--------------------------------------------------------------------------------

                            Schedule 14A Information
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [  ]
Check the Appropriate Box:
[   ]    Preliminary Proxy Statement

[   ]    Confidential,  for Use of the Commission  Only (as permitted by Rule
         14a-6(e)(2))

[ X ]    Definitive Proxy Statement

[ X ]    Definitive Additional Materials

[   ]    Soliciting  Material  Pursuant to Section  240.14a-11(c)  or Section
         240.14a-12

--------------------------------------------------------------------------------
================================================================================

                           HIGH POINT FINANCIAL CORP.

                 (Name of Registrant as Specified in its Charter
                                       and
                     Name of Person Filing Proxy Statement)

================================================================================


Payment of Filing Fee (Check the appropriate box):

[X]      No fee required.

[  ]     Fee computed on table below per Exchange  Act Rules  14a-6(i)(1)  and
         0-11.

         1)       Title  of  each  class  of  securities  to  which  transaction applies:
                  ______________________________________________________
         2)       Aggregate number of securities to which transaction applies:
                  ______________________________________________________
         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
                  ______________________________________________________
         4)       Proposed maximum aggregate value of transaction:
                  ______________________________________________________
         5)       Total fee paid:
                  ______________________________________________________
[   ]    Fee paid previously with preliminary materials.

[   ]    Check box if any part of the fee is offset as  provided  by  Exchange
         Act Rule 0-11(a)(2) and identify the filing with which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

            Amount Previously Paid:  _____________________________________
            Form, Schedule or Registration Statement No.: _________________ Filing Party: ________________________________________________
            Date Filed:  __________________________________________________

--------------------------------------------------------------------------------
================================================================================

                                           April 9, 1998



Dear Shareholder:

         On behalf of the Board of Directors and management, I cordially invite you to attend the Annual Meeting of Shareholders of High Point Financial Corp., which is to be held at 4:00 p.m. on Tuesday, May 12, 1998 at Perona Farms, 350 Andover-Sparta Road (Route 517), Andover, New Jersey. A Notice of Meeting, Proxy Statement and form of proxy are enclosed.

         At the meeting, shareholders are being asked to vote for the election of four directors.

         In addition to electing directors, shareholders are being asked to consider the following proposals:

         (i) to amend the Restated Certificate of Incorporation to increase the number of authorized shares of common stock, no par value, from 5 million shares to 10 million shares;


         (ii) to amend the Restated Certificate of Incorporation to eliminate a provision that limits the presence on the Board of Directors of ex-officers of High Point Financial Corp. or any subsidiary under certain circumstances, by deleting Subsection
                  (ii) from Article SIXTH, Paragraph B.



         Full descriptions of these proposals are set forth in the accompanying Proxy Statement. The Board of Directors believes that the two proposals will serve the best interests of High Point and its shareholders and unanimously recommends that you vote FOR the proposals.

         I urge you to read the enclosed material and to complete, date, sign and mail the form of proxy promptly to have your vote counted.

         Our thanks for your continued support of High Point Financial Corp.

                                           Very truly yours,




                                           Michael A. Dickerson
                                           President and Chief Executive Officer

                          ----------------------------

                        This page is intentionally blank.

                          ----------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                             To be held May 12, 1998



         The Annual Meeting of Shareholders of High Point Financial Corp., a New Jersey corporation, will be held at Perona Farms, 350 Andover-Sparta Road (Route
517), Andover, New Jersey, on Tuesday, May 12, 1998 at 4:00 p.m. local time for the following purposes:

         1.  To elect four directors;

         2. To approve the amendment to the Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock from 5 million shares to 10 million shares.

         3. To approve the amendment of the Restated Certificate of Incorporation to eliminate a provision that limits the presence on the Board of Directors of ex-officers of High Point Financial Corp. or any subsidiary under certain circumstances, by deleting subsection (ii) from Article SIXTH, Paragraph B.

         Only shareholders of record at the close of business on March 16, 1998 are entitled to notice of and to vote at the meeting.


                                     By Order of the Board of Directors




                                     Gregory W.A. Meehan
                                     Vice President and Treasurer

Branchville, New Jersey
April 9, 1998


         A proxy statement and proxy are enclosed herewith. Whether or not you expect to attend the meeting in person, please sign, date and return the enclosed proxy card promptly in the enclosed addressed envelope, which requires no postage if mailed within the United States.

                          ----------------------------

                        This page is intentionally blank.

                          ----------------------------

                           HIGH POINT FINANCIAL CORP.

                                 PROXY STATEMENT

         This Proxy Statement is furnished for use at the Annual Meeting of Shareholders of High Point Financial Corp. ("High Point") to be held at Perona Farms, 350 Andover-Sparta Road (Route 517), Andover, New Jersey on Tuesday, May 12, 1998 at 4:00 p.m. and at any adjournments thereof (the "Annual Meeting"). The accompanying proxy is solicited by the Board of Directors of High Point. The principal executive offices of High Point are located at Branchville Square, Branchville, New Jersey 07826. This Proxy Statement and the accompanying form of proxy are first being sent to shareholders on or about April 9, 1998.

         The expense of soliciting proxies will be borne by High Point. Proxies may be solicited by mail, in person or by telephone or facsimile by directors, officers or employees of High Point and its subsidiary, The National Bank of Sussex County ("NBSC"). High Point will, upon request, reimburse custodians, nominees and fiduciaries for reasonable expenses in forwarding soliciting materials to the proper shareholders.

         A form of proxy is enclosed. Each properly completed and returned proxy will be voted at the Annual Meeting. Any shareholder giving a proxy may revoke it at any time before it is exercised by giving written notice of such revocation to the Secretary of High Point or by submitting a duly executed proxy bearing a later date. The presence at the Annual Meeting of any shareholder who has given a proxy does not revoke the proxy unless the shareholder files written notice of revocation with the secretary of the Annual Meeting prior to the voting of the proxy.

         Only shareholders of record at the close of business on March 16, 1998 are entitled to receive notice of and to vote at the Annual Meeting. As of March 16, 1998 the only class of High Point stock outstanding was Common Stock, of which 3,786,480 shares were outstanding. Each share is entitled to one vote on all matters. There are no cumulative voting rights. The presence in person or by proxy of the holders of 1,893,241 shares of Common Stock is required for a quorum. Votes to which shares are entitled are not considered as having been cast at the Annual Meeting if, for any reason, the shares are not voted, including an abstention, directions in a written proxy to withhold votes, or votes withheld by a broker, even though shares not voted may be counted for purposes of determining whether a quorum is present at the Annual Meeting and even though such shares may be considered as shares entitled to vote.

         As of March 16, 1998, the High Point Financial Corp. and Affiliated Subsidiaries Employee Stock Ownership Plan (the "ESOP") held 205,612 shares of Common Stock, 201,288 of which were credited to the accounts of the participants in the ESOP. Under the terms of the Trust Agreement for the ESOP, the participants furnish instructions to the trustees to vote the shares of Common Stock credited to their respective accounts. As of March 16, 1998, there were 4,324 unallocated shares held by the ESOP to be voted by the Trustees of the ESOP. Proxies will be provided to all participants in the ESOP in order that they may direct the vote for their credited shares.


                              ELECTION OF DIRECTORS

         The Board of Directors has established the number of directors at nine, approximately one-third of whom, under High Point's Restated Certificate of Incorporation, are to be elected each year. At the Annual Meeting, one director is to be elected whose term will expire in 1999 and three directors are to be elected to the class whose term will expire in 2001. Following last year's annual meeting, the Board of Directors increased the number of directors from seven to nine (three in each class). The Board of Directors subsequently elected Rhea C. Fountain, III and Stanley A. Koza to fill the vacancies created by the increase in the number of directors. The other directors were elected by the Board of Directors in 1995. All nominees are currently directors of High Point and were selected by the Board of Directors, which has no nominating committee. All directors elected at the Annual Meeting and all directors continuing in office are to hold office until the annual meeting of shareholders in the year in which their respective terms expire and until successors have been elected and qualified.

         The persons named as proxies in the accompanying proxy card intend to vote the shares represented by the proxy cards received by them for the election of those nominees listed below unless you instruct otherwise on the proxy card. In the event that a nominee becomes unavailable for election for any reason, an event that management does not anticipate, shares of Common Stock represented by proxies will be voted for a substitute nominee designated by the Board of Directors. There is no relationship by blood, marriage or adoption between any director, executive officer, or person nominated or chosen to become a director or executive officer of High Point.

         The following table sets forth as of March 16, 1998, with respect to each nominee for director and each current director continuing in office: age; principal occupation during the last five years, including positions held with High Point or NBSC, if any; other directorships held, if any; the year of first becoming a director of High Point; and the year of the annual meeting when each director's term will expire. All of High Point's directors, other than Mr. Dolan and Mr. Guptill, are also directors of NBSC.




                                                                             High Point
Principal  Occupation  During the Last Five years and Other Directorships   Director Since    Age
-------------------------------------------------------------------------   --------------    ---

Nominee for Election as Director for Term Expiring in 1999
-----------------------------------------------------------
Rhea C. Fountain, III        President, van den Heuvel and Fountain              1997         56
                             Insurance Agency




Nominees for Election as Directors for Terms Expiring in 2001
-------------------------------------------------------------
George H. Guptill, Jr.      President (since 1990) and Director, and             1988         58
                            Executive Vice President (prior to 1990),
                            Franklin Mutual Insurance Co.

Stanley A. Koza             Vice   President   of   Finance,    Newton           1997         59
                            Memorial Hospital

Charles L. Lain             Chairman  of  NBSC   (since  May,   1996);           1986         67
                            President, Pine Island Turf Nursery, Inc.




Directors Continuing in Office with Terms Expiring in 2000
----------------------------------------------------------
Michael A. Dickerson        President  and  Chief  Executive  Officer,           1988          61
                            High Point  (since  1988);  Vice  Chairman
                            (from  1991 to 1996) and  Chief  Executive
                            Officer (since November 25, 1991), NBSC.

Larry R. Condit             President,  Condit Ford, Inc.;  President,           1986          48
                            Condit Auto Lease Corp.

Richard M. Roy              Vice  Chairman  of the Board of  Directors           1982          65
                            of   High   Point    (since   May   1996);
                            Treasurer,  The Roy  Company,  Inc.  (farm
                            equipment sales).



Directors Continuing in Office with Terms Expiring in 1999
----------------------------------------------------------
William A. Dolan, II        Attorney, Kelly, Gaus and Holub (since               1982           66
                            January 1, 1994); Attorney, Dolan and
                            Dolan, P.A. (prior to 1994); Director,
                            Selective Insurance Group, Inc.

Charles L. Tice             Chairman of the Board of  Directors,  High
                            Point  (since  May  1996);  Retired  since           1995           64
                            1993,  previously Senior Vice President of
                            Selective Insurance Group, Inc.



         It is intended that the ballots solicited by the Board Of Directors will be voted for the elections of the four nominees named (unless the shareholder otherwise directs).

Security Ownership of Certain Beneficial Owners, Directors and Management
-------------------------------------------------------------------------

         The following table sets forth, as of March 16, 1998, the number and percentage of shares of Common Stock held by each person who is known by High Point to be the beneficial owner of 5% or more of the outstanding shares of Common Stock, by each nominee and each continuing director, by each Named executive officer (as listed in the Summary Compensation Table), and by all of High Point's executive officers and directors as a group.



Name of Beneficial Owner                                    Number of Shares
and Address of Beneficial                                   of Common Stock                  Percent of
Owner of 5% or More                                         Beneficially Owned (a)             Class
---------------------------                                 ----------------------           ---------
Lakeland Bancorp.                                             351,152                        9.3%
             250 Oak Ridge Road
             Oak Ridge, NJ  07438

Franklin Mutual Insurance Co.                                 250,976                        6.6%
             P.O. Box 400
             Branchville, NJ 07826

High Point Financial Corp. and Affiliated Subsidiaries        205,612                        5.4%
Employee Stock Ownership Plan
             P.O. Box 460
             Branchville, NJ 07826

Larry R. Condit                                                40,281(c)                     1.1%

Michael A. Dickerson                                           51,169(d)                     1.3%

William A. Dolan, II                                           30,973(e)                        *

Rhea C. Fountain, III                                          28,938(f)                        *

George H. Guptill, Jr.                                        280,084(b)(g)                  7.4%
             P.O. Box 400
             Branchville, NJ 07826

Stanley A. Koza                                               27,500(h)                         *

Charles L. Lain                                               30,861(i)                         *

Richard M. Roy                                                77,224(j)                      2.0%

Charles L. Tice                                               13,877(b)(k)                      *

Gregory W. A. Meehan                                          67,714(b)(l)                   1.8%

Robert A. Vandenbergh                                         32,767(m)                         *

All executive officers and directors                         685,950(n)(o)                  17.6%
As a group (12 persons)


*Indicates less than 1%

(a) Unless otherwise indicated, each person effectively exercises sole voting and dispositive power as to the shares reported.

(b) Includes 4,324 shares held by the ESOP which are not allocated to the accounts of employees of High Point or NBSC and with respect to which Messrs. Guptill, Meehan and Tice, as trustees, have shared voting and investment power.

(c) Includes 19,798 shares held by Condit Auto Lease Corp. over which Mr. Condit has sole voting and investment power. Also includes 495 shares held by Mr. Condit's wife as to which Mr. Condit disclaims beneficial ownership. Also includes 4,500 shares issuable pursuant to stock options presently exercisable by Mr. Condit.

(d) Includes 11,889 shares of common stock in Mr. Dickerson's account in the ESOP as of December 31, 1997, under which Mr. Dickerson has voting power, but not investment power. Also includes 25,000 shares issuable pursuant to stock options presently exercisable by Mr. Dickerson.

(e)          Includes  7,270  shares  held by Mr.  Dolan's  wife as to which Mr.
             Dolan disclaims beneficial ownership. Also includes 601 shares held by a trust of which Mr. Dolan is a trustee. Also includes 4,500 shares issuable pursuant to stock options presently exercisable by Mr. Dolan.



(f) Includes 4,500 shares issuable pursuant to stock options presently exercisable by Mr. Fountain. Also includes 10,000 shares held by van den Heuvel & Fountain, Inc. Employee Profit Sharing Plan over which Mr. Fountain has sole voting and investment power.



(g) Includes 250,976 shares held by Franklin Mutual Insurance Co. All voting and investment decisions made by Franklin Mutual Insurance Co. with respect to such shares are made by a board of directors committee of which Mr. Guptill is not a member. Also includes 4,500 shares issuable pursuant to stock options presently exercisable by Mr. Guptill.

(h) Includes 4,500 shares issuable pursuant to stock options presently exercisable by Mr. Koza.

(i) Includes 4,500 shares issuable pursuant to stock options presently exercisable by Mr. Lain.

(j) Includes 330 shares held by Mr. Roy's wife as to which Mr. Roy disclaims beneficial ownership. Also includes 4,500 shares issuable pursuant to stock options presently exercisable by Mr. Roy.

(k) Includes 1,458 shares held in a trust of which Mr. Tice is a trustee. Also includes 4,500 shares issuable pursuant to stock options presently exercisable by Mr. Tice.

(l)          Includes  1,323  shares held by Mr.  Meehan's  wife as to which Mr.
             Meehan disclaims beneficial ownership. Also includes 12,444 shares in Mr. Meehan's account in the ESOP as of December 31, 1997, under which Mr. Meehan has voting power, but not investment power. Also includes 25,000 shares issuable pursuant to stock options presently exercisable by Mr. Meehan.



(m) Includes 4,946 shares of common stock in Mr. Vandenbergh's account in the ESOP as of December 31, 1997, under which Mr. Vandenbergh has voting power, but not investment power. Also includes 25,000 shares issuable pursuant to stock options presently exercisable by Mr. Vandenbergh.



(n)          See all footnotes above.

(o) Each of Messrs. Guptill, Meehan and Tice is a beneficial owner of 4,324 shares in the ESOP. See note (b) above. This calculation only counts such shares once.

Committees And Meetings
-----------------------

         High Point has an Audit Committee consisting of three members: Messrs. Guptill, Dolan and Roy. The Audit Committee met five times in 1997. High Point does not have a Nominating Committee. High Point and NBSC have a joint Human Resources Committee, whose members during 1997 were Messrs. Lain, Roy and Tice. The Human Resources Committee met once in 1997. The primary function of the Human Resources Committee is to administer the High Point Stock Option Plans (See "Executive Compensation and Other Information") and review compensation for senior management of NBSC, which includes executive management of High Point.

         During the year ended December 31, 1997, the Board of Directors met 12 times. All directors attended 75% or more of the meetings of the Board of High Point and the committees on which they served during 1997.

Executive Compensation and Other Information
--------------------------------------------

Summary of cash and certain other compensation

         The following table shows for the years ending December 31, 1997, 1996 and 1995 the aggregate cash compensation paid by High Point and NBSC, as well as certain other compensation paid or accrued for those years, to High Point's President and Chief Executive Officer, to its Vice President and Treasurer and to its Vice President and Secretary (the "Named Executive Officers"). No other executive officer of High Point earned aggregate cash compensation in excess of $100,000. High Point does not have employment agreements with any of its officers.



                           Summary Compensation Table

                                                                                                Long-term
                                                                                             Compensation
                                                                                                   Awards    All Other Compensation*
                                                     Annual Compensation                     -------------   -----------------------
                                                     -------------------
                                                                          Other Annual
Name and Principal Position     Year       Salary($)       Bonus($)       Compensation($)    Options         Cash           Stock
---------------------------     ----       ---------       --------       ---------------    -------         ---------      -----
Michael A. Dickerson,           1997        $169,678       --                --                 --             $16,661       1,161
President, Chief Executive      1996        $161,892       --                --                 --             $26,532       1,649
 Officer                        1995        $155,204       --                --               25,000           $27,297       1,703

Gregory W. A. Meehan, Vice      1997        $117,809       --                --                 --             $15,485       1,051
President, Treasurer            1996        $112,222       --                --                 --             $17,778       1,282
                                1995        $107,452       --                --               25,000           $18,476       1,265

Robert A. Vandenbergh,          1997        $108,458       --                --                 --             $11,834         894
Vice President, Secretary       1996         $98,609       --                --                 --             $11,838       1,158
                                1995         $94,355       --                --               25,000           $11,089       1,142




* "All other  compensation"  includes the  following:  (i) director fees paid by
NBSC:  for Mr.  Dickerson,  $8,250,  $8,750 and $8,250 for 1997,  1996 and 1995,
respectively; for Mr. Meehan, $8,250, $8,500 and $8,000 for 1997, 1996 and 1995,
respectively; for Mr. Vandenbergh, $8,250, $8,500 and $8,000 for 1997, 1996 and 1995, respectively; (ii) contributions to the NBSC 401(k) Plan to match elective deferral contributions (included under salary): for Mr. Dickerson, $2,050, $4,050 and $4,050 for 1997, 1996 and 1995, respectively; for Mr. Meehan, $3,129,
$3,089 and $2,380 for 1997, 1996 and 1995, respectively; for Mr. Vandenbergh, $3,428, $2,843 and $2,618 for 1997, 1996 and 1995, respectively; (iii) a company paid group term insurance that does not have to be weighted based on age: for Mr. Dickerson, $905, $5,616 and $3,600 for 1997, 1996 and 1995, respectively;
for Mr. Meehan, $252, $985 and $940 for 1997, 1996 and 1995, respectively; for Mr. Vandenbergh, $156, $495 and $471 for 1997, 1996 and 1995, respectively; (iv) the value of the annual premium for death benefit in the event the insured dies before retirement and while the insured is still employed by High Point: for Mr. Dickerson, $5,456, $8,116 and $11,397 for 1997, 1996 and 1995, respectively; for
Mr. Meehan, $3,854, $5,654 and $7,156 for 1997, 1996 and 1995, respectively; (v)
Common Stock allocated under the ESOP: for Mr. Dickerson 1,151 shares, 1,649 shares and 1,703 shares for 1997, 1996 and 1995, respectively; for Mr. Meehan 891 shares, 1,282 shares and 1,265 shares for 1997, 1996 and 1995, respectively; for Mr. Vandenbergh, 834 shares, 1,158 shares and 1,142 shares for 1997, 1996 and 1995, respectively; (vi) Common Stock issued to all employees based upon objective criteria; for each of Messrs. Dickerson, Meehan and Vandenbergh for 1997, 10 shares for service as full-time employee in 1997; for Messrs. Meehan and Vandenbergh in 1997, 50 shares for completion of an educational course; for Mr. Meehan in 1997, 50 shares for 15 years of service as an employee.


Report of the Human Resources Committee on Executive Compensation
-----------------------------------------------------------------

         The following is the joint Human Resources Committee's report to the shareholders on the executive compensation for the officers of High Point and NBSC.

                           --------------------------

         Executive compensation for the officers of High Point and NBSC are determined by the joint Human Resources Committee of High Point and NBSC. The recommendations determined at the Human Resources Committee with respect to executive compensation are presented to all members of the Board of Directors for their approval. Salaries and bonuses for the executive officers are reviewed annually. All executive compensation is paid by NBSC to the applicable executive.

         Michael A. Dickerson, in his role of President and Chief Executive Officer of High Point and NBSC reviews the salaries, bonuses and other compensation of the executive officers of High Point and NBSC with the Human Resources Committee. Mr. Dickerson was not present when the Human Resources Committee discussed his performance and compensation levels.

         The following guidelines are used by the Human Resources Committee in setting compensation:


              - Compensation should be meaningfully related to the value created for shareholders.


              - Compensation should support the strategic goals and objectives of High Point.


              -   Compensation should  reflect and promote High  Point's  value,
                  and   reward  an   individual   for  an   outstanding
                  contribution to High Point's success.


              - Compensation should be fair and competitive within the banking industry based on High Point's size and regional location.


                  Submitted by the Members of the Human Resources Committee

                                 Richard M. Roy
                                 Charles L. Lain
                                 Charles L. Tice

                           --------------------------



Compensation Committee Interlocks and Insider Participation
-----------------------------------------------------------

         The joint Human Resources Committee of High Point and NBSC determines the compensation for the officers of High Point and NBSC. The members of the joint Human Resources Committee during 1997 were Messrs. Lain, Roy and Tice. During 1997, Mr. Lain served as Chairman of NBSC, Mr. Roy served as Vice Chairman of High Point, and Mr. Tice served as Chairman of High Point. See "Election of Directors" above.

Stock Performance Graph and Table
---------------------------------

         The following graph and table compare the cumulative total shareholder return on High Point's Common Stock during the period December 31, 1992 through and including December 31, 1997 with the (i) cumulative total return on the SNL Securities Corporate Performance Index for 5 publicly-traded banks with less than $500 million in total assets in the Middle Atlantic area, and (ii) the cumulative total return for all United States stocks traded in the NASDAQ Stock Market. The comparison assumes $100 was invested on December 31, 1992 in High Point's Common Stock and in each of the below indices and assumes further the reinvestment of dividends into the applicable securities. The shareholder return shown on the graph and table below is not necessarily indicative of future performance.

                           High Point Financial Corp.

                            TOTAL RETURN PERFORMANCE


                                [GRAPHIC OMITTED]


                                  At Year End
                                 Period Ending
                             -------------------------------------------------------------
Index                        12/31/92    12/31/93   12/31/94  12/31/95  12/31/96  12/31/97
------------------------------------------------------------------------------------------
High Point Financial Corp.   100.00      125.00     193.75    337.50    481.25    600.00
NASDAQ - Total US            100.00      114.80     112.21    158.70    195.19    239.53
HPFC Peer Group              100.00      125.49     125.49    206.67    253.48    436.28




Retirement Plan
---------------

         Effective December 31, 1993, High Point's Board of Directors froze its defined benefit pension plan, the High Point Financial Corporation & Affiliated Subsidiaries Retirement Income Plan (the "Retirement Plan"). Years of service and compensation earned after December 31, 1993 were not taken into account in calculating a participant's accrued benefit. Employees hired after that date did not become eligible to participate in the Retirement Plan. Effective May 31, 1995, High Point's Board of Directors terminated the Retirement Plan. All accrued benefits were distributed to participants as either deferred annuities or immediate lump sum distributions in 1996.

         The amounts payable under the Retirement Plan for Mr. Dickerson and Mr. Meehan were $78,532.10 and $48,440.34, respectively, all of which was paid to them in 1996.

Stock Option Plans
------------------

         Employee Stock Option Plans

         High Point maintains stock option and incentive plans pursuant to which High Point is authorized to grant key employees of High Point or NBSC options to purchase Common Stock. The purpose of the plans is to promote the long-term success of High Point by providing incentives to key employees who are in positions to make significant contributions to such success. The 1987 Incentive Stock Option Plan, the 1990 Employee Stock Option Incentive Plan and the 1996 Employee Incentive Stock Option Plan authorize High Point to grant options to purchase an aggregate of 50,054, 50,000 and 135,000 shares of Common Stock, respectively.

         In November 1995, the High Point Board of Directors granted options to purchase 95,000 shares of Common Stock to key employees of High Point or NBSC at a price of $6.75 per share. No options were granted to employees under the above mentioned three plans in 1996. In October 1997, the High Point Board of Directors granted 5,000 shares of Common Stock to key employees at a price of $12.625 per share. A total of 3,000 options were exercised in 1997 at a price of $6.75 per share.

         Director Stock Option Plan

         High Point maintains a director stock option plan pursuant to which High Point is authorized to grant non-employee directors of High Point and NBSC options to purchase Common Stock. The purpose of the 1996 non-employee director stock option plan is to attract and retain highly qualified non-employee directors of High Point and NBSC by providing those directors with an opportunity to receive equity in High Point.

         On February 20, 1996, 13 non-employee directors of High Point and NBSC were each granted options to purchase 7,500 shares of Common Stock at an exercise price of $6.75 per share, the market value of Common Stock at the date of the grant. These options will vest at a rate of 20% a year for 5 years; the first three 20% vestings were on February 20, 1996, 1997 and 1998, respectively. The options have an expiration date of ten years from the date of vesting.

Change of Control Agreements
----------------------------

         On  October  1,  1996,  High  Point  entered  into  Change  of  Control
Agreements   ("Control   Agreements")  with  Messrs.   Dickerson,   Meehan  and
Vandenbergh (individually, the "Executive").

          The Control Agreements define a "change of control" as (a) a reorganization, merger, consolidation, sale of all or substantially all of the assets of High Point or NBSC, or a similar transaction in which NBSC or High Point is not the resulting entity; (b) individuals who constitute the incumbent board (as defined) of the Bank or High Point cease for any reason to constitute a majority thereof; (c) a person other than High Point is or becomes a "beneficial owner" directly or indirectly of securities of High Point representing 25% or more of High Point's outstanding securities ordinarily having the right to vote at the election of directors (excluding ownership of benefit plans established by NBSC or High Point); (d) a proxy statement soliciting proxies from stockholders of High Point is distributed by someone other than the current management of High Point, seeking stockholder approval of a plan of reorganization, merger or consolidation of High Point or similar transaction with one or more corporations as a result of which the outstanding shares of the class of securities then subject to the plan or transaction are exchanged or converted into cash or property or securities not issued by High Point; or (e) a tender offer is made for 25% or more of the voting securities of High Point and the shareholders owning beneficially or of record 25% or more of the outstanding securities of High Point have tendered or offered to sell their shares pursuant to such tender offer and such tendered shares have been accepted by the tender offeror.

         Each of the Control Agreements provides for the payment or provision of certain compensation and other benefits to the Executive in the event the Executive's employment is terminated upon a change of control. The Control Agreements provide that the Executive's employment is deemed to be terminated upon a change of control if (a) the Executive's employment is terminated without cause within the six month period prior to, or at any time within the term of the change of control agreement subsequent to, a change of control; or (b) the Executive resigns within six months following a change of control after (i) the Executive is reassigned to a position of lesser rank or status than that held prior to the Change in Control, (ii) a reduction in his base salary or if there is a material reduction in his total benefits from what they were before the change in control, or (iii) the Executive's principal place of employment is relocated by more than thirty miles from its location prior to the Change in Control.

         Each of the Control Agreements provides that, after the date the Executive's employment with High Point is terminated under circumstances described in the preceding paragraph, High Point will pay annual compensation to the Executive, or in the case of his subsequent death to his beneficiary or his estate, a sum equal to 2.99 times the Executive's preceding year's annual salary including bonuses and any other cash compensation paid or accrued by the Executive during such year and the amount of any benefits received pursuant to any employee benefit plans on behalf of the Executive maintained by High Point and NBSC. The Control Agreements provide for payment by High Point of certain job placement agency fees for an eighteen month period following the termination date. The Control Agreements obligate High Point to provide to the Executive all group insurance coverage (including health, life and disability) for a period beginning on the termination date and ending three years from the change of control date. The Control Agreements provide for personal use of the Executive's High Point automobile for a one year period after his termination date. The agreements provide that the amounts payable upon a change of control will be reduced if they would otherwise be excess parachute payments under the Internal Revenue Code.

         Each of the Control Agreements provides that High Point will pay to the Executive the amount of the Executive's attorney's fees incurred in enforcing his rights under the Control Agreement in the event the Executive prevails in any action arising in connection with the Control Agreement. The Control Agreements further provide that High Point provides the executive with coverage under a standard directors' and officers' liability insurance policy at its expense, or in lieu thereof, shall indemnify the Executive to the fullest extent permitted by law and, as provided in High Point's Restated Certificate of Incorporation and Bylaws, against all expenses and liabilities reasonably incurred by him in connection with or arising out of any action, suit or proceeding in which he may be involved by reason of his having been an officer or director of High Point and/or NBSC (whether or not he continues to be a director or officer at the time of incurring such expenses or liabilities), such expenses and liabilities to include, but not be limited to, judgments, court costs, attorney's fees and the cost of reasonable settlements.

         The Control Agreement will not apply if the Executive is terminated "for Cause" (as defined in the Control Agreement). The term of the Control Agreement shall continue until five years from the date of commencement, but the term is automatically extended for additional one year periods on each anniversary date of the commencement date of the Control Agreement, unless 60 days prior to the anniversary date, the Boards of Directors of High Point and NBSC pass a resolution clearly stating their intention not to extend the term of the Control Agreement.

Salary Continuation Agreement
-----------------------------

         During 1996, NBSC entered into a Salary Continuation Agreement with Mesers. Dickerson, Meehan, and Vandenbergh (individually, the "Executive"). The purpose of the Salary Continuation Agreement is to encourage continued employment of NBSC's executive management by providing retirement benefits to the Executive after retirement or other termination of employment and by providing death benefits to his beneficiary after death.



         Each of the Salary Continuation Agreements provides that if the Executive terminates his employment on or after his normal retirement date (defined as age 65 and the completion of 11 years of service), NBSC shall pay to the Executive a monthly benefit consisting of 72% of one twelfth of the Executive's final pay reduced by: a) one half of the monthly unreduced primary retirement benefit under the United States Social Security Act that the Executive would be eligible for if an application for such benefits were made as of the Executive's 65th birthday; b) the monthly straight life annuity benefit the Executive would be entitled to receive under High Point's qualified ESOP determined by the number of shares due to the Executive multiplied by the average market bid price of the shares during the last ten trading days prior to the Executive's termination of employment assuming a life expectancy based on the Executive's then current age using the chart published in the US Treasury Regulations and assuming an interest rate of 7.0%; and c) the monthly straight life annuity benefit the Executive would be entitled to receive under High Point's qualified 401(k) entitlement accumulated as of the Executive's termination of employment relating to the matching funds only and assuming a life expectancy based on the Executive's then current age using the chart published in the US Treasury Regulations. NBSC shall make these monthly payments to the Executive on the first day of the month following the Executive's termination of employment continuing until the later of the Executive's death or the date on which NBSC has made 179 additional monthly payments as provided in the agreement.



         If the Executive terminates employment after the Early Retirement Date (defined in the Salary Continuation Agreement as age 62 and the completion of 11 years of service) but before the normal retirement date, or if the Executive terminates employment for disability prior to the normal retirement date, the benefit payable is the benefit calculated as if the date of the Executive's retirement date were the Executive's normal retirement date multiplied by a fraction, the numerator of which is the Executive's actual years of service and the denominator is the Executive's years of service determined as if the Executive had continued to the normal retirement date. NBSC shall make these monthly payments to the Executive on the first day of the month following the Executive's termination of employment continuing until the later of the Executive's death or the date on which NBSC has made 179 additional monthly payments as provided in the agreement.

         If the Executive is in the active service of NBSC, and terminates employment, voluntarily or involuntarily, other than on account of death, disability or retirement within the six month period immediately preceding a change of control or at any time after a change of control NBSC shall pay to the Executive a benefit calculated as if the date of the Executive's termination date were the Executive's normal retirement date multiplied by a fraction, the numerator of which is the Executive's actual years of service and the denominator is the Executive's years of service determined as if the Executive had continued to the normal retirement date. A change of control and termination pursuant to change of control are further defined in the section "Change of Control Agreements" on page 8 of this Proxy Statement. NBSC shall make these monthly payments to the Executive on the first day of the month following the Executive's termination of employment continuing until the later of the Executive's death or the date on which NBSC has made 179 additional monthly payments as provided in the agreement.

         If the Executive terminates employment before his Early Retirement Date for reasons other than death, disability or change of control, NBSC shall pay the benefits as if the date of the Executive's termination date were the Executive's normal retirement date multiplied by a fraction, the numerator of which is the Executive's actual years of service and the denominator is the Executive's years of service determined as if the Executive had continued to the normal retirement date. These payments shall commence the month after the Executive attains age 65 and shall continue until 179 additional monthly payments have been made. If the Executive terminates employment before his early Retirement Date for reasons other than disability or Change of Control and dies prior to attaining age 65, NBSC shall pay the benefit to the Executive's named beneficiary commencing with the month after the Executive's death and continuing until 179 additional payments have been made.

         If the Executive dies while in the active service of NBSC, NBSC shall pay to the Executive's beneficiary or beneficiaries, or his estate, as the case may be, the benefit that would have been paid to the Executive calculated as if the Executive's death were the normal retirement date. NBSC shall pay the benefit to the beneficiary on the first day of each month commencing with the month following the Executive's death and continuing until NBSC has made 179 additional monthly payments. Benefit payments shall be increased in the same manner as Normal Retirement Benefits would be increased.

         NBSC will not pay any benefits under the Salary Continuation Agreement if NBSC terminates the Executive's employment "for Cause" as defined in the Salary Continuation Agreement. No benefits are payable if the Executive commits suicide within two years of this agreement.

         Assuming current salary levels, anticipated social security benefits and the current value of their respective 401(k) and ESOP assets, were Messers. Dickerson, Meehan and Vandenbergh to terminate their employment prior to their early retirement date, their annual levels of benefits would be $76,326, $34,936 and $16,386, respectively. Should they work until their normal retirement, their annual benefits payable to them would be determined by the formula described above.

Compensation of Directors
-------------------------

         Directors of High Point and NBSC each receive a single annual fee of $5,500. They also receive fees paid per meeting. The Chairman of the Board of High Point receives an additional $3,000. In 1986, certain directors of High Point entered into Deferred Income Agreements with High Point with respect to the fees or a portion thereof that they were to receive during a period of five years commencing in 1986 to defer payment until the earlier of such director's attainment of the age of 65 or death. The payments to each such director are, or will be, paid over a period of ten years together with interest of 8% per annum in accordance with the Deferred Income Agreements. High Point's obligation to make the deferred payments is unfunded and unsecured.

Section 16(a) Beneficial Ownership Reporting Compliance
-------------------------------------------------------

         High Point is required to identify any director or officer who failed to timely file with the Securities and Exchange Commission a required report relating to ownership and changes in ownership in High Point's equity securities. Based on material provided by High Point, initial filings by Rhea C. Fountain, III and Stanley A. Koza were not made in the month they became directors. When these oversights were discovered the appropriate reports were filed.

Transactions with Directors and Management
------------------------------------------

         Certain of High Point's directors and officers and certain nominees for director, and their respective associates (including members of their families and corporations or other organizations of which they are or have been directors, officers or principal security holders), are and have been customers of, and are indebted to, NBSC in the ordinary course of business. This indebtedness arises out of loans made to such persons by NBSC, all of which loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time the loans were made for comparable loans to other persons, were made in the ordinary course of NBSC's business, and did not involve more than a normal risk of collectibility or present other unfavorable features.

         Mr. Guptill is President and a Director of FMI, Inc., a wholly owned subsidiary of Franklin Mutual Insurance Co. (the owner of approximately 6.6% of High Point's outstanding Common Stock). NBSC leases certain properties from FMI, Inc. for branch offices and during 1997 paid $31,000 per month in rent. NBSC anticipates making similar rent payments in 1998.

         Mr. Fountain is President of van den Heuvel and Fountain Insurance Agency. During 1997, NBSC paid approximately $8,800 in commissions for insurance brokerage services. NBSC accepted bids from other insurance brokers and van den Heuvel and Fountain presented the lowest premiums.

         During 1997, NBSC purchased two automobiles from Condit Ford, Inc., of which Mr. Condit is President. NBSC accepted bids from area car dealerships for the purchase of these vehicles. Condit Ford, Inc. was the low bidder.


           PROPOSAL TO AMEND THE RESTATED CERTIFICATE OF INCORPORATION

                  TO INCREASE AUTHORIZED SHARES OF COMMON STOCK

         The Company's Restated Certificate of Incorporation currently authorizes the issuance of a total of 5,000,000 shares of Common Stock, and 1,000,000 shares of Preferred Stock, each without par value. Although the Common Stock has no par value, the Company has historically transferred to its capital from surplus, $5.00 for each share of Common Stock issued. Of such currently authorized capital stock, as of March 16, 1998, 3,786,480 shares of Common Stock were issued and outstanding, and no shares of Preferred Stock were issued and outstanding. In addition, as of March 16, 1998, an aggregate of 320,554 shares of Common Stock were reserved for issuance under the 1987 Incentive Stock Option Plan, the 1990 Employee Stock Option Incentive Plan, the 1996 Employee Incentive Stock Option Plan and the Director Stock Option Plan. In addition, there are 60,928 shares of common stock reserved for issuance under the Company's Dividend Reinvestment and Common Stock Purchase Plan. If all shares reserved for issuance under the Stock Option Plans and the Dividend Reinvestment and Common Stock Purchase Plan were issued there would remain 832,038 shares of Common Stock authorized but unissued.

         The Board of Directors has adopted a proposed amendment to the Company's Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock from 5,000,000 to 10,000,000.


         The Board of Directors believes that the increased number of authorized shares of Common Stock is desirable to make additional unreserved Common Stock available for issuance or reservation without any further action by shareholders (except as required by applicable law or regulation). The Board believes that having such additional shares authorized and available for issuance or reservation will allow the Company to have greater flexibility in considering potential future actions involving the issuance of stock, including possible stock offerings, stock distributions, stock dividends or splits, acquisitions in exchange for Common Stock and efforts to raise additional capital, issuances of additional options, stock awards or warrants, and other corporate purposes. The Company currently has no plans or commitments that would involve the issuance of additional shares of Common Stock.

         The authorization of additional shares of Common Stock pursuant to this proposal will have no dilutive effect upon the proportionate voting power of the present shareholders of the Company. However, to the extent that shares are subsequently issued to persons other then the the present shareholders and/or in proportions other then the proportion that presently exists, such issuance could have a substantial dilutive effect on present shareholders.

         While the Company has no specific plans, proposals, understandings or agreements for any acquisitions in exchange for Common Stock, the issuance of additional shares of Common Stock for an acquisition could have a dilutive effect on earnings per share and book value per share, as well as a dilutive effect on the voting power of existing shareholders.



         The flexibility vested in the Board to authorize the issuance and sale of authorized but unissued shares of Common Stock and/or to issue Preferred Stock in one or more series could enhance the Board's bargaining capability on behalf of the Company's shareholders in a takeover situation and could, under some circumstances, be used to render more difficult or discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of the Company's securities, or the removal of an incumbent management, even if such a transaction were favored by the holders of the requisite number of then outstanding shares. Accordingly, shareholders of the Company might be deprived of an opportunity to consider a takeover proposal which a third party might consider if the Company did not have a sufficient number of uncommitted authorized and unissued shares of Common Stock.

         This proposal is not the result of management's knowledge of any specific effort to accumulate the Company's securities or to obtain control of the Company by means of a merger, tender offer, proxy solicitation in opposition to management or otherwise. The Company is not submitting this proposal to enable it to frustrate any efforts by another party to acquire a controlling interest or to seek Board representation.

         The Company's Restated Certificate of Incorporation has certain provisions which have an anti-takeover effect. The Company's Restated Certificate of Incorporation currently provides for: (i) a classified board of directors, (ii) approval of any tender or exchange offer, merger or consolidation, or acquisition of all of substantially all of the properties and assets of the Company, only by the affirmative vote of the holders of two-thirds of the outstanding shares of Common Stock, (iii) approval of certain business combinations, such as a merger, consolidation, or sale of assets valued at $40,000,000 or more, to an "Interested Shareholder or any Affiliate of any
Interested Shareholder" (as defined in the Restated Certificate of Incorporation), that have not been approved by either two-thirds of the disinterested directors or approved by 80% of votes cast by holders of outstanding shares (excluding the shares of the Interested Shareholder and any Affiliate), only by the affirmative vote of 80% of the votes entitled to be cast by the holders of the outstanding shares of Common Stock, (iv) the removal of any director, or the entire Board of Directors, at any time only for cause and only by the affirmative vote of the holders of at least 80% of the voting power of all shares of the Company entitled to vote generally in the election of directors, voting together as a single class, and (v) the alteration, amendment or adaptation of any provision inconsistent with or repeal Article SIXTH or sections 2, 3, 4, or 5 of Article III of the by-laws of the Company (all of which relate to directors), only by the affirmative vote of the holders of at least 80% of the voting power of all of the shares of the Company entitled to vote generally in the election of directors, voting together as a single class.

         The submission of this proposal is not part of any plan by the Company's management to adopt a series of amendments to the Restated Certificate of Incorporation or by-laws so as to render a takeover of the Company more difficult. Except as indicated above, management is not aware of the existence of any other provisions in the Restated Certificate of Incorporation or by-laws having an anti-takeover effect.

         The proposed amendment does not give rise to a shareholder's right of appraisal under the New Jersey Business Corporation Act.

Board Recommendation and Required Vote
--------------------------------------

         The Board of Directors unanimously recommends that shareholders vote FOR the proposed increase in the authorized Common Stock from 5,000,000 shares to 10,000,000 shares.

         The affirmative vote of a majority of the votes cast by holders of shares of Common Stock entitled to vote on the proposed amendment at the Annual Meeting is required to approve the proposed amendment. The persons named as proxies in the accompanying proxy card will vote FOR this proposal, unless you instruct otherwise on the proxy card.


           PROPOSAL TO AMEND HIGH POINT'S CERTIFICATE OF INCORPORATION

              TO DELETE ARTICLE SIXTH, PARAGRAPH B, SUBSECTION (ii)

         Article SIXTH, Paragraph B, Subsection (ii) of the Company's Restated Certificate of Incorporation currently provides the following:

         "No person shall be eligible for election, re-election or appointment as a director: ...(ii) if such person was an active operating officer of the corporation or any subsidiary of the corporation at the time of his initial election to the Board of Directors and one annual meeting of shareholders has been held since his retirement from all operating positions of the corporation or any subsidiary."

         The Board of Directors has adopted a proposed amendment to the Company's Restated Certificate of Incorporation to delete Article SIXTH, Paragraph B, Subsection (ii).

         Article SIXTH, Paragraph B, Subsection (ii) was originally intended to limit the presence on the Board of ex-officers and thus limit their interaction with the successor president and other officers, but is no longer considered by the Board to be in the best interest of the Company and the shareholders. A restriction based upon retirement from prior officer positions with the Company or any subsidiary, precludes the Board and the shareholders from exercising their discretion in favor of a qualified candidate who has retired as an officer.

         The Board believes that the ability of an individual to contribute to the deliberative process of the Board of Directors is dependent upon that individual's judgment, insight, business acumen and experience. The Board believes, therefore, that in determining whether to nominate a particular individual as a director, both the Board and the shareholders should take into account all the relevant factors in evaluating the individual; the fact that the individual was an active operating officer of the Company or any subsidiary at the time of initial election to the Board, but has retired from such position, should not foreclose the opportunity of having that individual serve as a director of the company.

         The Board of Directors has particularly noted its desire to retain Michael A. Dickerson as a director, following his retirement as an officer of High Point, which is expected within the next few years. Mr. Dickerson's eligibility to serve as a director after his retirement could be continued upon the shareholder approval of the proposed amendment.

         This proposal is not the result of management's knowledge of any specific effort to accumulate the Company's securities or to obtain control of the Company by means a of merger, tender offer, proxy solicitation in opposition to management or otherwise. The Company is not submitting this proposal to enable it to frustrate any efforts by another party to acquire a controlling interest or to seek Board representation.

         The submission of this proposal is not part of any plan by the Company's management to adopt a series of amendments to the Restated Certificate of Incorporation or by-laws so as to render a takeover of the Company more difficult. Except as indicated in the discussion of the proposal included above in this Proxy Statement to increase the number of authorized shares of Common Stock, management is not aware of the existence of any other provisions in the Restated Certificate of Incorporation or by-laws having an anti-takeover effect.

         The proposed amendment does not give rise to a shareholder's right of appraisal under the New Jersey Business Corporation Act.

Board Recommendation and Required Vote
--------------------------------------

         The Board of Directors  unanimously  recommends that  shareholders vote
FOR the proposed amendment to the Restated Certificate of Incorporation to delete Article Sixth, Paragraph B, Subsection (ii).

         The affirmative vote by holders of at least 80% of the outstanding Common Stock is required to approve the proposed amendment. The persons named as proxies in the accompanying proxy card will vote FOR this proposal, unless you instruct otherwise on the proxy card.


                RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

         For the year ended December 31, 1997, High Point engaged Arthur Andersen LLP, independent certified public accountants, to examine its consolidated financial statements. It is anticipated that Arthur Andersen LLP will be engaged to perform similar services in 1998. Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting with an opportunity to comment on their examination and to respond to appropriate questions from shareholders.


                          PROPOSALS BY SECURITY HOLDERS

         Proposals by security holders intended to be presented at the 1999 Annual Meeting of Shareholders must be received by the Secretary of High Point by November 28, 1998 for inclusion in High Point's Proxy Statement and form of Proxy relating to that meeting. All such proposals should be directed to the attention of the Secretary, High Point Financial Corp., P.O. Box 460, Branchville, New Jersey 07826.


                                             By Order of the Board of Directors,

                                             -----------------------------------
                                             Gregory W. A. Meehan
                                             Vice President and Treasurer

April 9, 1998